UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2006

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington	000-23467	91-1513032
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut	06810-5120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 736-9378

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events
On August 16, 2006, Penwest Pharmaceuticals Co. announced it intends to initiate the dispute resolution procedures provided for under its agreement with Endo Pharmaceuticals Inc., its partner in the development and commercialization of Opana® ER (oxymorphone HCl) extended-release tablets CII. The dispute is regarding the responsibility of Endo for the losses that both Endo and Penwest expect to occur during the marketing period for Opana ER provided for in the agreement. Opana ER was approved by the U.S. Food and Drug Administration on June 22, 2006 for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time. Opana ER is not intended to be used on an as-needed basis. Endo recently launched Opana ER.
Penwest believes that, under the terms of its agreement with Endo, Penwest is not responsible for Opana ER losses that occur during the marketing period for the product, Penwest is not obligated under the agreement to fund any of these losses, and royalties will be due to Penwest beginning with the first quarter during which Opana ER is profitable without any deduction for these losses. Endo has publicly stated that it will recognize 100% of the losses in 2006 attributable to the product during its launch phase. However, Endo has said that it expects to recover dollar for dollar Penwest’s share of these losses from the future profits of Opana ER, and that no royalty would be due Penwest on Opana ER until the product becomes profitable on a cumulative basis from the date of approval.
Penwest acknowledges that it owes Endo between approximately $23 million and $30 million for expenses incurred by Endo in connection with obtaining approval of Opana ER as a result of Penwest’s decision in April 2003 to opt out of funding these costs. Penwest has disclosed that it currently does not intend to reimburse Endo for these costs and that, as a result, Endo will recoup these expenses through a temporary adjustment in the royalty rate payable to Penwest. This rate will return to its pre-adjustment level once Endo has recovered such unfunded expenses. Under Penwest’s agreement with Endo, the rate adjustment is calculated based on the cumulative contribution of each party to Opana ER development costs.
The dispute resolution provision in Penwest’s agreement with Endo provides for disagreements between the parties first to be escalated to the companies’ chief executive officers, then to mediation, and finally to arbitration. Discussions between the companies’ chief executive officers have taken place without resolution, and therefore, Penwest hopes to begin the mediation process shortly. Penwest is unable to predict the timing and outcome of the dispute resolution process.
Forward-Looking Statements
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: the outcome of any dispute resolution proceeding with Endo regarding the interpretation of the contract and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2006, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: August 17, 2006	By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Senior Vice President, Corporate Development and Chief Financial Officer